Exhibit 99

May 14, 2002

United States
Securities and Exchange Commission
Washington, D.C. 20549

     Arthur Andersen LLP has represented to SurModics, Inc. that its review was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the review and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this review.

/s/ Stephen C. Hathaway

Stephen C. Hathaway
Vice President and CFO